                                   EXHIBIT 2.6




                          AGREEMENT AND PLAN OF MERGER


This Agreement and Plan of Merger (this "Agreement") is made as of this 17th day of December, 1999, by and between American Mutual Holding Company, an Iowa mutual insurance holding company (to be converted to a stock company pursuant to Chapters 521A and 508B of the Code of Iowa and renamed "AmerUs Group Co.") ("AMHC"), and AmerUs Life Holdings, Inc., an Iowa corporation ("AMH").

                                    RECITALS

WHEREAS, the Board of Directors of AMHC deems it advisable and in the best interest of AMHC and its members that AMHC convert into a stock company and merge with AMH with AMHC as the surviving corporation;

WHEREAS, the Board of Directors of AMH deems it advisable and in the best interest of AMH and its stockholders that AMH merge with and into AMHC;

WHEREAS, the Board of Directors of AMHC has approved and will recommend to its members the Plan of Conversion dated as of December 17th, 1999 (the "Plan"), whereby AMHC shall convert to a stock company, change its name to "AmerUs Group Co." and merge with AMH, and the Board of Directors of AMH has approved and will recommend to its stockholders the merger of AMH with and into AMHC, both subject to the terms set forth herein (the "Merger"); and

WHEREAS, for U.S. federal income tax purposes, it is intended that this Agreement be a "plan of reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

                                    Article I
                                     Merger

         Section 1.1 The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with Section 521A.14(5) and Chapter 508B of the Code of Iowa and the Iowa Business Corporation Act (the "IBCA"), AMH shall be merged with and into AMHC at the Effective Time (as defined below). Following the Merger, the separate corporate existence of AMH shall cease and AMHC shall continue under the name "AmerUs Group Co." as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all rights and obligations of each of AMHC and AMH in accordance with Section 521A.14(5) and Chapter 508B of the Code of Iowa and the IBCA.

         Section 1.2 Effective Time of Merger. The Merger shall become effective (the "Effective Time") at the date and time set forth in properly executed articles of merger (the "Articles of Merger") which shall be duly filed by AMHC and AMH with the Secretary of State of the State of Iowa after all the conditions set forth in Article VI have been satisfied or waived.

                                   Article II
                              Surviving Corporation

         Section 2.1 Articles of Incorporation. The form of Amended and Restated Articles of Incorporation attached as Exhibit B to the Plan shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

         Section 2.2 By-Laws. The form of Amended and Restated By-laws attached as Exhibit C to the Plan shall be the By-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

         Section 2.3 Directors and Officers. The directors and officers of the Surviving Corporation shall consist of the directors and officers of AMHC and AMH in office immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   Article III
                     Conversion of Shares; Effect of Merger

         Section 3.1 Conversion; Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of capital stock of AMH or AMHC:

                  (a) Each share of (i) Class A Common Stock, no par value, of AMH (the "Class A Shares"), and (ii) Class B Common Stock, no par value, of AMH (the "Class B Shares," and together with the Class A Shares, the "AMH Shares"), issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(b)) shall (subject to
Section 3.1(d)) be converted into the right to receive one validly issued, fully paid and non-assessable share of Common Stock, no par value, of the Surviving Corporation ("AMHC Shares") (the "Exchange Ratio"). Certificates for AMHC Shares will be delivered only in the manner provided by Section 3.3.

                  (b) Each AMH Share held in treasury by AMH and each AMH Share held by AMHC or any direct or indirect subsidiary of AMHC or AMH immediately prior to the Effective Time shall be cancelled and retired, and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (c) Each share of Common Stock, no par value, of AMHC issued and outstanding or issuable pursuant to the Plan immediately prior to the Effective Time shall, by virtue of the Merger, remain outstanding or issuable as one fully paid and non-assessable share of Common Stock, no par value, of the Surviving Corporation.


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

                  (d) Notwithstanding anything in this Agreement to the contrary, AMH Shares held by a person (a "Dissenting Stockholder") who complies with all the provisions of Iowa law concerning the right of holders of AMH Shares to dissent from the Merger and require appraisal of their AMH Shares ("Dissenting Shares") shall not be converted as described in Section 3.1(a) but shall become the right only to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Iowa. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the IBCA, his AMH Shares shall be deemed converted as of the Effective Time into the right to receive AMHC Shares as provided in Section 3.1(a).

         Section 3.2 Exchange of Shares. At the Effective Time, the stock transfer books of AMH shall be closed as to the holders of capital stock of AMH immediately prior to the Effective Time and no transfer of capital stock of AMH by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates which represented AMH Shares immediately prior to the Effective Time are properly presented in accordance with Section 3.3 hereof to the exchange agent, ChaseMellon Shareholder Services, L.L.C. (hereinafter referred to as the "Exchange Agent"), such certificates shall be cancelled and exchanged for certificates representing the number of AMHC Shares into which the AMH Shares represented thereby were converted in the Merger.

         Section 3.3 Exchange Procedure. (a) At or prior to the Effective Time, AMHC shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing AMH Shares ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the AMHC Shares ("New Certificates") to be issued pursuant to this Article III in exchange for outstanding AMH Shares.

                  (b) As promptly as practicable after the Effective Time, AMHC shall send or cause to be sent to each holder of record of AMH Shares immediately prior to the Effective Time whose shares were converted into the right to receive AMHC Shares pursuant to Section 3.1 transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. AMHC shall cause the New Certificates into which such stockholder's AMH Shares are converted at the Effective Time to be delivered to such stockholder upon delivery to and receipt by the Exchange Agent of Old Certificates representing all such stockholder's AMH Shares (or indemnity reasonably satisfactory to AMHC and the Exchange Agent, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any merger consideration.

                  (c) Until surrendered for exchange in accordance with the provisions of this Section 3.3, each certificate theretofore representing AMH Shares (other than shares to be cancelled pursuant to Section 3.1(b) hereof and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive AMHC Shares as set forth in this Agreement. No dividends or other distributions with respect to AMHC Shares with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing AMH Shares converted in the Merger into the right to receive such AMHC Shares until the holder thereof receives New Certificates in exchange therefor in



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


accordance with the procedures set forth in this Section 3.3. After so receiving New Certificates, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to AMHC Shares such holder had the right to receive upon surrender of the Old Certificates.

         Section 3.4 Transfer Taxes. If any certificate for any AMHC Shares is to be issued in a name other than the name of the registered owner of the AMH Shares surrendered, it shall be a condition of such exchange that (i) the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes; or (ii) establish to the satisfaction of the Exchange Agent that all applicable taxes have been paid or that no taxes are due.

         Section 3.5 Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place on such date and time and at such place after satisfaction or waiver of the conditions set forth in Article VI upon which AMH and AMHC mutually agree and which, to the extent required by law, are approved by the Iowa Commissioner of Insurance (the "Iowa Commissioner").

         Section 3.6 No Further Ownership Rights in AMH Stock; No Liability. The consideration provided pursuant to this Article III to persons identified on the books and records of AMH as the owners of AMH Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to the AMH Shares theretofore existing, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the AMH Shares which were outstanding immediately prior to the Effective Time. None of AMH, AMHC, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any property delivered in good faith to a public official pursuant to any abandoned property, escheat or other similar law.

         Section 3.7 AMH Common Stock Rights. Each stock option, restricted stock award, stock warrant, stock appreciation right and similar common stock equivalents, instruments or units (each, a "Common Stock Right") outstanding at the Effective Time which may be exercised for issuance of, converted into or relating to the AMH Shares (or, in the case of stock appreciation rights, which are based upon the value of AMH Shares) (each, a "Continuing Common Stock Right") shall be assumed by AMHC and converted into a stock option, restricted stock award, a stock warrant or similar common stock equivalent, instrument or unit, respectively, to purchase, convert into or relate to AMHC Shares (or, in the case of stock appreciation rights, become based upon the value of AMHC Shares) wherein (i) the right to purchase or convert into AMH Shares pursuant to the Continuing Common Stock Right shall be converted into the right to purchase or convert into that same number of AMHC Shares, (ii) the exercise or conversion price per share of the AMHC Shares shall be the previous exercise or conversion price per AMH Share, and (iii) in all other material respects the Continuing Common Stock Right shall be subject to the same terms and conditions as governed the Common Stock Right on which it was based, including the length of time within which the Continuing Common Stock Right may be exercised or converted (which shall not be extended except that the holder of a Continuing Common Stock Right who continues in the service of AMHC or a subsidiary of AMHC shall not be deemed to have terminated service for purposes of determining the Continuing Common Stock Right exercise or conversion period) and for all Continuing Common



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

Stock Rights, such adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. At the Effective Time, AMHC shall assume and adopt the AmerUs Life Holdings, Inc. Non-Employee Director Stock Plan, the AmerUs Life Holdings, Inc. 1999 Non-Employee Stock Option Plan, the AmerUs Life Holdings, Inc. Stock Incentive Plan and the AmerUs Group Co. MIP Deferral Plan, as each such plan is maintained and administered by AMH at the Effective Time.

                                   Article IV
                         Representations and Warranties

         Section 4.1 Representations and Warranties of AMH. AMH represents and warrants to AMHC as follows:

         (a) Organization and Authority. AMH and each of its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, and has full corporate power and authority to conduct its business and own its property as now conducted and owned, in each case, except to the extent that the lack of such organization, existence, good standing, power or authority does not have, nor could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMH. Each of AMH and its subsidiaries is duly qualified or licensed and in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its property makes such qualification or licensing necessary other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not result in a Material Adverse Effect with respect to AMH. AMH has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the requisite vote of holders of each of the Class A Shares and Class B Shares, voting as separate classes, and receipt of necessary regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of AMH, except for the required approval of the stockholders of AMH of this Agreement. This Agreement has been duly and validly executed and delivered by AMH and, assuming the due and valid authorization, execution and delivery of this Agreement by AMHC, constitutes a legal, valid and binding obligation of AMH, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

                  (b) Capitalization of AMH; Ownership of Subsidiary Stock. The authorized capital stock of AMH consists of 180,000,000 Class A Shares, 50,000,000 Class B Shares and 20,000,000 shares of preferred stock, no par value ("AMH Preferred Stock"). At the close of business on November 1, 1999, an aggregate of 30,070,854 Class A Shares and Class B Shares and no shares of AMH Preferred Stock were issued and outstanding, with 25,070,854 Class A Shares and 5,000,000 Class B Shares issued and outstanding, respectively, which comprise all the issued and outstanding shares of capital stock of AMH. All such issued and outstanding shares of capital stock of AMH have been duly authorized, validly issued and are fully paid and non-assessable. AMH owns all the outstanding shares of capital stock of each of AmerUs Life


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


Insurance Company, Delta Life Corporation, AmVestors Financial Corporation and American Capital Management Group, Inc.

                  (c) No Violation of Existing Agreements. Except as set forth on Schedule 4.1(c), the execution and delivery of this Agreement, together with all documents and instruments contemplated herein, the consummation of the transactions contemplated hereby and thereby, and the compliance with the terms, conditions and provisions hereof by AMH do not (i) contravene any provisions of AMH's articles of incorporation or by-laws; (ii) conflict with or result in a breach of or constitute a material default (or an event that might, with the passage of time or the giving of notice or both, constitute a material default) or give rise to any right to terminate, cancel or accelerate or to any loss of material benefit under any of the terms, conditions, or provisions of any material lease, indenture, mortgage, loan, or credit agreement or any other agreement or instrument to which AMH is a party or by which it or its assets may be bound or affected; (iii) violate or constitute a breach of any decision, judgment or order of any court or arbitration board or of any governmental department, commission, board, agency or instrumentality, domestic or foreign, by which AMH is bound or to which it is subject; or (iv) violate any applicable law, rule, or regulation to which AMH or any of its property is bound, in each case of clauses (i)-(iv) which has or could reasonably be expected to have a Material Adverse Effect (as defined in Section 8.5) on AMH.

                  (d) No Consents or Approvals of Governmental Authorities. Except for any required regulatory approvals, including, without limitation, approval by the Iowa Commissioner, the Commissioner of Insurance of the State of Kansas (the "Kansas Commissioner") and any required securities or broker-dealer approvals and acceptance of the Articles of Merger pursuant to the IBCA, no consent or approval of, or filing and expiration of a waiting period or a period for disapproval by, any governmental authority is required for AMH to consummate the transactions contemplated by this Agreement, except for any such approval which the failure to obtain would have, or could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMH.

                  (e) Title to Assets. Each of AMH and its subsidiaries has good and merchantable title to all material properties and assets which are reflected and identified as owned by such entities in the financial statements of AMH set forth in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC") for the fiscal quarter ended September 30, 1999 (the "AMH Quarterly Financial Statements"), other than property disposed of in the ordinary course of business subsequent to the date of such financial statements, free and clear of any material mortgage, lien, pledge, charge, claim or encumbrance, or material right, title and interest in others, except (a) as reflected or specified in AMH's audited financial statements set forth in its Annual Report on Form 10-K filed with the SEC for its fiscal year ended December 31, 1998, including the notes thereto and the unaudited quarterly financial statements of AMH filed on Form 10-Q with the SEC for each of the first three quarters of 1999, including the notes thereto (collectively, the "AMH Financial Statements"), (b) the lien of taxes not yet due or payable or being contested in good faith by appropriate proceedings and (c) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the use of the properties subject thereto or affected thereby or could otherwise be reasonably expected to result in a Material Adverse Effect (as defined in Section 8.5) on AMH.



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                  (f) Taxes. Each of AMH and its subsidiaries has filed or
caused to be filed in a timely manner (within any applicable extension periods) all material tax returns required to be filed by the Code or by applicable state or foreign tax laws; all taxes shown to be due on such tax returns have been or will be timely paid in full and no material tax liens have been filed, in each case, except for filings or payments the absence of which, or liens the existence of which, would not have nor could reasonably be expected to result in a Material Adverse Effect (as defined in Section 8.5) on AMH. The Federal consolidated income tax returns in which AMH and/or any of its subsidiaries joined have been examined by the Internal Revenue Service for taxable years through the year ended December 31, 1992 and all material deficiencies resulting from such examinations have been paid; taxable years through the year ended December 31, 1996, are currently before the IRS Office of Appeals or under examination.

                  (g) Undisclosed Liabilities. Except as disclosed in the Schedules to this Agreement, the AMH Financial Statements, or as incurred in the ordinary course of business since the date of the AMH Financial Statements, neither AMH nor any of its subsidiaries has to AMH's knowledge any liabilities (absolute, accrued, contingent, unknown or otherwise) of a nature which, if known, would be required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with generally accepted accounting principles ("GAAP") and which would have, or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.5) on AMH.

                  (h) Absence of Material Events. Since September 30, 1999, there has not been: (a) any change in the business, assets or prospects of AMH or its subsidiaries which has had or could reasonably be expected to result in a Material Adverse Effect (as defined in Section 8.5) to AMH, nor, to the knowledge of AMH, are any such changes threatened, anticipated or contemplated, or (b) any actual or, to the knowledge of AMH, threatened, anticipated or contemplated, damage, destruction, loss, conversion, termination, cancellation, default or taking by eminent domain or other action by governmental authority which has had or could reasonably be expected to have a Material Adverse Effect on AMH.

                  (i) Financial Statements. The AMH Financial Statements fairly present in all material respects the consolidated financial position of AMH and its subsidiaries as at the respective dates thereof and the consolidated results of AMH operations and cash flows for the respective periods indicated, in each case in accordance with GAAP consistently applied, except as may be indicated in the notes thereto, or, in the case of unaudited interim financial statements, as may be permitted by GAAP, except for normal and recurring year-end adjustments and the absence of certain notes.

                  (j) Litigation. Except as set forth in Schedule 4.1(j), there is no action, suit, investigation or proceeding pending against AMH or its subsidiaries, or, to AMH's knowledge, threatened against or affecting AMH or its subsidiaries, before any court or arbitrator or any governmental body, agency or official relating to the transactions contemplated hereby or which, if determined or resolved adversely to AMH, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.5) on AMH.



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                  (k) Employee Benefit Plans. Each employee benefit plan of AMH or its subsidiaries (and each related trust, insurance contract or fund) to the knowledge of AMH is being maintained and administered in compliance with its terms and to the knowledge of AMH, AMH has complied in form and in operation in all respects with the applicable requirements of all laws, regulations and rulings, including but not limited to ERISA and the Code, and all amounts due thereunder have been paid, except, in each case to the extent that any such non-compliance would not, nor could reasonably be expected to result in a Material Adverse Effect (as defined in Section 8.5) on AMH.

                  (l) Compliance With Laws. To the knowledge of AMH, neither AMH nor any of its subsidiaries is in conflict with, or in default or violation of any law, rule, regulation, order, judgment or decree applicable to AMH or any of its subsidiaries or by which AMH or any of its subsidiaries or any of their respective properties is bound or affected, in each case except for such matters which do not have, nor could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMH. To the knowledge of AMH, (i) no investigation or review by any governmental entity is pending or threatened against AMH or any of its subsidiaries, nor has any governmental entity indicated an intention to conduct the same and (ii) there is no material judgment, injunction, order or decree binding upon AMH or any of its subsidiaries, in each case except for such matters which do not have, nor could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMH.

                  (m) Environmental Matters. Except as set forth in Schedule 4.1(m), to the knowledge of AMH, each of AMH and its subsidiaries is in material compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws, standards and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances hazardous substances, or conditions, petroleum and petroleum products ("Materials of Environmental Concern"), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by AMH or its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except in each case any such non-compliance which does not have, nor could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMH.

                  Section 4.2 Representations and Warranties of AMHC. AMHC represents and warrants to AMH as follows:

                  (a) Organization and Authority. AMHC is a mutual insurance holding company duly organized, validly existing, and in good standing under the laws of the State of Iowa, and has full corporate power and authority to conduct its business and own its property as now conducted and owned, except to the extent that the lack of such organization, existence, good standing, power or authority does not have, nor could reasonably be expected to have, a Material Adverse Effect on AMHC. Each of AMHC and its subsidiaries is duly qualified or licensed and in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its property makes such qualification or licensing necessary other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect (as defined in Section 8.5) on AMHC. AMHC has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the requisite vote of its members, and receipt of necessary regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of AMHC, except for the required approval of the members of AMHC of this Agreement. This Agreement has been duly and validly executed and delivered by AMHC and, assuming the due and valid authorization, execution and delivery of this Agreement by AMH, constitutes a legal, valid and binding obligation of AMHC, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

                  (b) Capitalization of AMHC. As of the date of this Agreement, AMHC has no capital stock authorized, issued or outstanding. The authorized capital stock of AMHC after conversion to a stock company shall consist of 230,000,000 shares of Common Stock, no par value, and 20,000,000 shares of preferred stock, no par value. The AMHC Shares, when issued in accordance with this Agreement, shall be duly authorized, validly issued and fully paid and non-assessable.

                  (c) No Violation of Existing Agreements. Except as set forth on Schedule 4.2(c), the execution and delivery of this Agreement, together with all documents and instruments contemplated herein, the consummation of the transactions contemplated hereby and thereby, and the compliance with the terms, conditions and provisions hereof by AMHC do not (i) contravene any provisions of AMHC's articles of incorporation or by-laws; (ii) conflict with or result in a breach of or constitute a material default (or an event that might, with the passage of time or the giving of notice or both, constitute a material default) or give rise to any right to terminate, cancel or accelerate or to any loss of material benefit under any of the terms, conditions, or provisions of any material lease, indenture, mortgage, loan, or credit agreement or any other agreement or instrument to which AMHC is a party or by which it or its assets may be bound or affected; (iii) violate or constitute a breach of any decision, judgment or order of any court or arbitration board or of any governmental department, commission, board, agency or instrumentality, domestic or foreign, by which AMHC is bound or to which it is subject; or (iv) violate any applicable law, rule, or regulation to which AMHC or any of its property is bound, in each case of clauses (i)-(iv) which has or could reasonably be expected to have a Material Adverse Effect (as defined in Section 8.5) on AMHC.

                  (d) No Consents or Approvals of Governmental Authorities. Except as stated in the Plan, and except for any required approval by regulatory authorities, including, without limitation, securities or broker-dealer approvals, no consent or approval of, or filing and expiration of a waiting period or a period for disapproval by, any governmental authority is required for AMHC to consummate the transactions contemplated by this Agreement, except for filing and acceptance of the Articles of Merger pursuant to the IBCA, which the failure to obtain would have, or could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMHC.

                  (e) Title to Assets. Each of AMHC and its subsidiaries has good and merchantable title to all material properties and assets reflected and identified as owned by such entities in its financial statements dated as of September 30, 1999 (the "Quarterly AMHC Financial Statements"), other than property disposed of in the ordinary course of business subsequent to the date of such financial statements, free and clear of any material mortgage, lien, pledge, charge, claim or encumbrance, or material right, title and interest in others, except (a) as reflected in AMHC's audited financial statements for its fiscal year ended December 31, 1998, including the notes thereto and the unaudited quarterly financial statements of AMHC for each of the first three quarters of 1999 (collectively, the "AMHC Financial Statements"), (b) the lien of taxes not yet due or payable or being contested in good faith by appropriate proceedings and (c) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the use of the properties subject thereto or affected thereby or could otherwise be reasonably expected to result in a Material Adverse Effect (as defined in Section 8.5) on AMHC.

                  (f) Taxes. Each of AMHC and its subsidiaries has filed or caused to be filed in a timely manner (within any applicable extension periods) all material tax returns required to be filed by the Code or by applicable state or foreign tax laws; all taxes shown to be due on such tax returns have been or will be timely paid in full and no material tax liens have been filed in each case, except for filings or payments the absence of which, or liens the existence of which, would have or could be reasonably expected to have a Material Adverse Effect (as defined in Section 8.5) on AMHC. The Federal consolidated income tax returns in which AMHC and/or any of its subsidiaries joined have been examined by the Internal Revenue Service for all taxable years through the year ended December 31, 1992 and all material deficiencies resulting from such examinations have been paid; taxable years through the year ended December 31, 1996, are currently before the IRS Office of Appeals or under examination.

                  (g) Undisclosed Liabilities. Except as disclosed in the Schedules to this Agreement, the AMHC Financial Statements or as incurred in the ordinary course of business since the date of the AMHC Financial Statements, neither AMHC nor any of its subsidiaries has to AMHC's knowledge any liabilities (absolute, accrued, contingent, unknown or otherwise) of a nature which, if known, would be required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP and which have, or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.5) on AMHC.

                  (h) Absence of Material Events. Since December 31, 1998, there has not been: (a) any change in the business, assets or prospects of AMHC and its subsidiaries which has had or could be reasonably expected to result in Material Adverse Effect (as defined in Section 8.5) to AMHC, nor, to the knowledge of AMHC, are any such changes threatened, anticipated or contemplated or (b) any actual or, to the knowledge of AMHC, threatened, anticipated or contemplated, damage, destruction, loss, conversion, termination, cancellation, default or taking by eminent domain or other action by governmental authority which has had or could be reasonably expected to have a Material Adverse Effect on AMHC.

                  (i) Financial Statements. The AMHC Financial Statements fairly present in all material respects the consolidated financial position of AMHC and its subsidiaries as at the respective dates thereof and the consolidated results of AMHC operations and cash flows for the respective periods indicated, in each case in accordance with GAAP consistently applied, except as may be indicated in the notes thereto, or, in the case of unaudited interim financial statements, as may be permitted by GAAP, except for normal and recurring year-end adjustments and the absence of notes.

                  (j) Litigation. Except as set forth in Schedule 4.2(j), there is no action, suit, investigation or proceeding pending against AMHC or its subsidiaries, or, to AMHC's knowledge, threatened against or affecting AMHC, before any court or arbitrator or any governmental body, agency or official relating to the transactions contemplated hereby or which, if determined or resolved adversely to AMHC, may have, individually or in the aggregate, a Material Adverse Effect on AMHC (as defined in Section 8.5).

                  (k) Employee Benefit Plans. Each employee benefit plan of AMHC and its subsidiaries (and each related trust, insurance contract or fund) to the knowledge of AMHC is being maintained and administered in compliance with its terms and to the knowledge of AMHC, AMHC has complied in form and in operation in all respects with the applicable requirements of all laws, regulations and rulings, including but not limited to ERISA and the Code, and all amounts due thereunder have been paid, except, in each case to the extent that any such non-compliance would not, nor could reasonably be expected to result in a Material Adverse Effect on AMHC (as defined in Section 8.5).

                  (l) Compliance With Laws. To the knowledge of AMHC, neither AMHC nor any of its subsidiaries is in conflict with, or in default or violation of any law, rule, regulation, order, judgment or decree applicable to AMHC or any of its subsidiaries or by which AMHC or any of its subsidiaries or any of their respective properties is bound or affected, in each case except for such matters which do not have, nor could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMHC. To the knowledge of AMHC,
(i) no investigation or review by any governmental entity is pending or threatened against AMHC or any of its subsidiaries, nor has any governmental entity indicated an intention to conduct the same and (ii) there is no material judgment, injunction, order or decree binding upon AMHC or any of its subsidiaries, in each case except for such matters which do not have, nor could reasonably be expected to have, a Material Adverse Effect (as defined in Section 8.5) on AMHC.

                  (m) Environmental Matters. Except as set forth in Schedule 4.2(m), to the knowledge of AMHC, each of AMHC and its subsidiaries is in material compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by AMHC or its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except in each case any such non-compliance which does not have, nor could reasonably be expected to have, a Material Adverse Effect on AMHC (as defined in Section 8.5).

                                    Article V
                                    Covenants

         Section 5.1 Conduct of Business Prior to Closing. During the term of this Agreement each of AMHC and AMH shall, and shall cause each of their respective subsidiaries to, operate its business only in the ordinary course and shall use all reasonable efforts to preserve intact its ongoing business, except
(i) the sale of property identified on Schedule 5.1 at the price and upon the terms set forth on Schedule 5.1, (ii) as otherwise mutually agreed or, (iii) in the case of AMHC and its subsidiaries, except for sales of assets with prior approval of the board of directors of each of AMHC and AMH.

         Section 5.2 Best Efforts. Each of AMHC and AMH agrees to use its reasonable best efforts to take or cause to be taken and to do or cause to be done all such actions and things as shall be reasonably necessary or advisable, or as shall be reasonably requested by the other party, in order to consummate and make effective the Merger and the transactions contemplated hereby.

         Section 5.3 Securities Filings. Each of AMHC and AMH shall cooperate and promptly prepare and file with the SEC and any applicable state agency, all filings required under federal or state securities laws, and shall obtain all "Blue Sky" permits or securities approvals required to carry out the Merger and the transactions contemplated by this Agreement.

         Section 5.4 Members' and Stockholders' Approval. The Board of Directors of AMHC shall recommend approval and adoption of the Plan, this Agreement and the Merger by its members, and the Board of Directors of AMH shall recommend approval and adoption of this Agreement and the Merger by its stockholders, and each of AMHC and AMH shall use its reasonable best efforts to obtain the approval and adoption of this Agreement and the Merger from its members and stockholders, respectively, and otherwise comply with all legal requirements applicable to the respective approvals required.

         Section 5.5 Indemnification. From and after the Effective Time, AMHC will cause the Surviving Corporation to fulfill and honor in all respects the indemnification obligations of AMH and AMHC pursuant to their respective Articles of Incorporation, Bylaws and any indemnification agreements between AMH and its directors and officers and AMHC and its directors and officers existing prior to the date hereof. Until the sixth anniversary of the Effective Time, AMHC shall cause the Surviving Corporation to maintain director's and officer's liability insurance with respect to claims against the directors and officers of AMHC and AMH arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts as that coverage currently provided by AMHC or AMH, respectively, with respect to its directors and officers.

         Section 5.6 Notification of Certain Matters. Each of AMHC and AMH will give prompt notice to the other of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause
(a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in
Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof, or (b) any material failure of AMHC or AMH, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Notwithstanding the above, delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.7 Notices of Demand for Appraisal. AMH shall give AMHC (i) prompt notice of any written demands for appraisal or any withdrawals of such demands, and any other instruments served pursuant to IBCA and received by AMH which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under IBCA. AMH shall not, except with the prior written consent of AMHC or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of AMH Shares or offer to settle or settle any such demands.

         Section 5.8 Dividends. AMHC shall not permit its non-insurance subsidiaries to declare, set aside or pay any dividends on, or make any other distributions in respect of the capital stock of such subsidiaries, including, without limitation, any repurchase of capital stock.

         Section 5.9 Modification of Plan. AMHC shall not modify or amend the Plan, whether pursuant to Section 7.3 or 7.4 thereof or otherwise, in any manner that adversely affects AMH or the stockholders of AMH (other than AMHC) in a material manner.

         Section 5.10 Listing Application. AMHC shall promptly prepare and file with the New York Stock Exchange or NASDAQ National Market listing applications covering the AMHC Shares issuable in the Merger or upon exercise or conversion of the Continuing Common Stock Rights and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for listing of such Common Stock, subject only to official notice of issuance.

         Section 5.11 Actions Relating to Continuing Common Stock Rights. AMHC shall take all actions reasonably necessary to assume the Continuing Common Stock Rights, employee benefit plans of AMH, execute supplemental indentures where necessary and otherwise assume the obligations of AMH in accordance with this Agreement and the IBCA.

         Section 5.12 Schedules. From time to time prior to the Effective Time, the parties to this Agreement shall promptly supplement and amend the Schedules to this Agreement with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules at such time. Unless waived by the other party hereto, which waiver shall not be unreasonably withheld, no supplement or amendment shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.2(a) or Section 6.3(a).

                                   Article VI
                      Conditions to Consummation of Merger

         Section 6.1 Conditions to Obligations of Each Party. The respective obligation of each of AMHC and AMH to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) AMHC Approvals. The Plan, this Agreement and transactions contemplated hereby shall have been approved and adopted by the requisite vote of the members of AMHC in accordance with and to the extent required by the Plan, Articles of Incorporation of AMHC or applicable laws;

                  (b) AMH Approvals. This Agreement and transactions contemplated hereby shall have been approved and adopted by the requisite vote of each class of the stockholders of AMH in accordance with and to the extent required by the Articles of Incorporation of AMH or applicable laws;

                  (c) No Injunctions. No preliminary or permanent injunction or other order of any federal or state court in the United States which prohibits the consummation of the Merger shall have been issued and remain in effect;

                  (d) Securities Filings. All required securities filings shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of such filings shall have been issued, and no action, suit, proceeding or investigation by the SEC or any state securities commission to suspend the effectiveness thereof shall have been initiated and be continuing, or, to the knowledge of AMHC or AMH, threatened, and all necessary approvals under state securities laws relating to the issuance or trading of AMHC Shares to be issued in connection with the Merger shall have been received;

                  (e) Regulatory Approvals. Approval of any necessary regulatory bodies shall have been obtained and be in effect, except for approvals which the failure to obtain would not, individually or in the aggregate, in the judgment of AMHC and AMH, be reasonably expected to result in a Material Adverse Effect (as defined in Section 8.5) on AMHC, AMH or the Surviving Corporation;

                  (f) Listing. The AMHC Shares issuable in the Merger and in connection with the exercise of Continuing Common Stock Rights shall have been approved for listing on the New York Stock Exchange, or, if mutually agreed, on another exchange or quoted in the automated quotation system of a registered securities association, subject only to official notice of issuance;

                  (g) Litigation. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of imposing materially adverse conditions deemed to be unreasonable by AMHC or AMH to, or preventing completion of, the Merger and no suit, action or other proceeding shall be pending before any court or governmental entity in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement or the Plan and which AMHC or AMH determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in a way so as to deprive the party electing not to proceed of any of the material benefits to it of the Merger;

                  (h) Non-Governmental Consents. All consents or approvals of all persons, other than the Iowa Commissioner, Kansas Commissioner, required securities or broker-dealer approvals, or other regulatory bodies, and supplements to any outstanding indentures entered into by AMHC or AMH, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and be in full force and effect, unless the failure to obtain any such consent or approval is not in the judgment of AMHC and AMH reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.5) on AMHC, AMH or the Surviving Corporation;

                  (i) Effectiveness of Plan. All conditions precedent to the effectiveness of the Plan (including, without limitation, receipt of the opinion of Caplin & Drysdale, Chartered, special tax counsel referenced in the Plan), except for effectiveness of the Merger, shall have been satisfied or waived, subject to the extent required by law to the approval of the Iowa Commissioner;

                  (j) Tax Opinions. Each of AMHC and AMH shall have received a copy addressed to it of the opinion of Caplin & Drysdale, Chartered, referenced in the Plan. In addition, each of AMHC and AMH shall have received an opinion of counsel or accountant or other confirmation reasonably satisfactory to AMHC and AMH, to the effect that the transactions contemplated by this Agreement do not result in the imposition of an entity-level state tax; and

                  (k) Insurance. AMHC shall have purchased (i) single premium environmental liability insurance with a ten year term in an amount of $50 million per event and in the aggregate and with a retention of $500,000 per event including, without limitation, coverage for items set forth in Schedule 4.2(m), and (ii) representation and warranty insurance in an amount and upon such terms upon which AMHC and AMH mutually agree.

         Section 6.2 Additional Conditions to Obligations of AMHC. The obligation of AMHC to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective time of each of the following conditions, any of which may be waived, in writing, exclusively by AMHC, in its sole discretion.

                  (a) Representations and Warranties. The representations and warranties of AMH contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of AMH contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time, except in such cases where the failure to be so true and correct would not have a Material Adverse Effect (as defined in Section 8.5) on AMH.

                  (b) Agreements and Covenants. AMH shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

                  (c) Material Adverse Effect. No Material Adverse Effect (as defined in Section 8.5) with respect to AMH shall have occurred since the date of this Agreement.

         Section 6.3 Additional Conditions to the Obligations of AMH. The obligations of AMH to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by AMH, in its sole discretion.

                  (a) Representations and Warranties. The representations and warranties of AMHC contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of AMHC contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time, except in such cases where the failure to be so true and correct would not have a Material Adverse Effect (as defined in Section 8.5) on AMHC.

                  (b) Agreements and Covenants. AMHC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

                  (c) Material Adverse Effect. No Material Adverse Effect (as defined in Section 8.5) with respect to AMHC shall have occurred since the date of this Agreement.

                  (d) Corporate Opinion. AMH shall have received an opinion dated as of the date of Closing of Belin Lamson McCormick Zumbach Flynn, A Professional Corporation, corporate counsel to AMHC, in form and substance reasonably satisfactory to it, to the effect that the AMHC Shares issuable pursuant to the Merger are duly authorized, validly issued, fully paid and non-assessable and with respect to such other matters as AMH may reasonably request.

                                   Article VII
                        Termination, Amendment and Waiver

         Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of AMH and members of AMHC:

                  (a) by mutual written consent duly authorized by the Board of Directors of each of AMH and AMHC;

                  (b) by AMHC if the approval of the stockholders of AMH contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders;

                  (c) by AMH if the approval of the members of AMHC contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of members;

                  (d) by AMHC, upon a breach of any representation, warranty, covenant or agreement on the part of AMH set forth in this Agreement, or if any representation or warranty of AMH shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in AMH's representations and warranties or breach by AMH is curable by AMH through the exercise of its commercially reasonable efforts, then AMHC may not terminate this Agreement under this Section 7.1(d) provided AMH continues to exercise such commercially reasonable efforts to cure such breach; or

                  (e) by AMH, upon a breach of any representation, warranty, covenant or agreement on the part of AMHC set forth in this Agreement, or if any representation or warranty of AMHC shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in AMHC's representations and warranties or breach by AMHC is curable by AMHC through the exercise of its commercially reasonable efforts, then AMH may not terminate this Agreement under this Section 7.1(e) provided AMHC continues to exercise such commercially reasonable efforts to cure such breach.

         Section 7.2 Effect of Termination; Exclusive Remedy. If this Agreement is validly terminated pursuant to Section 7.1 hereof, this Agreement shall forthwith become null and void, and there will be no liability on the part of AMHC, AMH or any of their respective affiliates, officers, directors, employees, agents, consultants or other representatives with respect to this Agreement or the matters contemplated hereby. Termination shall be the sole and exclusive remedy available to a party hereunder, and to the full extent permitted by law, each party hereby waives all rights to remedies other than termination of this Agreement.

         Section 7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of AMH and members of AMHC and, to the extent required by law, subject to the approval of the Iowa Commissioner; provided, however, that after any such approval, there shall not be made without approval of the applicable stockholders and members any amendment that by law or governing document is required to be submitted to the stockholders or members of any of the parties hereto for approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, or (b) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  Article VIII
                   General Provisions; Post-Closing Covenants

         Section 8.1 Entire Agreement; No Assignment. This Agreement (including any Exhibits and Schedules, and other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral among the parties or any of them, with respect to the merger of AMH with and into AMHC; (b) is not intended to confer upon any other person any rights or remedies hereunder, except that the current and former directors and officers of AMH are intended by the parties to this Agreement to be third party beneficiaries of Section 5.5 of this Agreement; and (c) shall not be assigned by operation of law or otherwise.

         Section 8.2 Representations, Warranties and Covenants. (a) The representations and warranties of AMHC and AMH contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

         (b) Notwithstanding any other provision of this Agreement, any representation, warranty or covenant made by AMHC with respect to its subsidiaries shall not for purposes of this Agreement include AMH and/or its subsidiaries.

         Section 8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without giving effect to the provisions thereof relating to conflicts of law.

         Section 8.4 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of AMH acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, AMH and its proper officers and directors shall be deemed hereby to have granted to the Surviving Corporation an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of AMH or otherwise to take any and all such action.

         Section 8.5 Definition of Material Adverse Effect; Person; Knowledge. For the purposes of this Agreement, the term "Material Adverse Effect," with respect to any Person, shall mean any change, event or effect that is material and adverse to the business, assets, financial condition, results of operations or prospects of such Person and its subsidiaries taken as a whole (except for those changes, events and effects that are directly caused by (i) conditions affecting the United States economy as a whole; or (ii) conditions affecting either the insurance or annuity industry, in either such case as a whole, which conditions (in the case of clause (i) or (ii)) do not affect such Person and its subsidiaries taken as a whole in a disproportionate manner; or (iii) any adverse effect on a Person and its subsidiaries taken as a whole, or the operations of such Person and its subsidiaries taken as a whole, where such effect is primarily attributable to the transactions contemplated by this Agreement or the pendency or announcement of the Merger). For purposes of this Agreement, "Person" shall mean any corporation, partnership or other business entity. References herein to the "knowledge of," "best knowledge of," "know" and variations thereof of a Person, mean the actual knowledge of the Chairman of the Board, Chief Executive Officer, Senior Vice President, Chief Financial Officer and Treasurer, Senior Vice President and Secretary or Senior Vice President and General Counsel of such Person. References to "subsidiaries" herein shall not include AMH when the "Person" is AMHC.

         Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, each of AMH and AMHC has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                 AMERICAN MUTUAL HOLDING COMPANY



                                 By: s/ Roger K. Brooks
                                     ---------------------------------------
                                     Name:  Roger K. Brooks
                                     Title:   Chairman, President & CEO

                                 AMERUS LIFE HOLDINGS, INC.




                                 By: s/ Michael G. Fraizer
                                     ---------------------------------------
                                     Name:  Michael G. Fraizer
                                     Title: Senior Vice President & CFO